UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2009

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On June 19, 2009, TXP Corporation (the "Company") filed a voluntary petition for relief pursuant to Chapter 11 of the United States Bankruptcy Code (the "Company Bankruptcy Petition"). The Company Bankruptcy  Petition was filed in the United States Bankruptcy Court for the Northern District of Texas, and the Chapter 11 case is proceeding under case number 09-43659-dml-11.  As this is a Chapter 11 case,  the Company continues to manage and operate its business as a debtor in possession.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported by TXP Corporation (the “Company”) in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2008, on December 11, 2008 the Company received a default letter (the “December 2008 Default Letter”) from YA Global Investments, L.P. (“YA Global”) pursuant to which YA Global notified the Company that the Company is in default under the financing transactions entered into between the parties, including, without limitation (i) the securities purchase agreement dated as of May 29, 2008, (ii) the secured convertible debentures issued to YA Global thereunder (the “Debentures”), (iii) the security agreement between the Company and YA Global dated as of May 29, 2008, (iv) the securities purchase agreement dated as of March 30, 2007, (v) the secured convertible notes issued to YA Global thereunder (the “Notes” and collectively with the Debentures, the “Debentures”), and (vi) all documents and instruments entered into in connection with the foregoing (collectively, the “Transaction Documents”).

Under the December 2008 Default Letter, YA Global claimed that one or more defaults have occurred under the Transaction Documents as a result of, among other things (i) the Company’s failure to pay indebtedness in an amount exceeding $250,000, and (ii) the Company stating that it is unable to pay its debts generally as they come due, and failure to pay its debts as they come due (the “Existing Defaults”).  Accordingly, YA Global demanded that the Company immediately repay all of its obligations (the “Obligations”) to YA Global under the Transaction Documents, which amounts to $10,615,675 as of June 19, 2009, inclusive of accrued and unpaid interest.  In addition, YA Global stated its intention to proceed with the exercise of its rights and remedies under the Transaction Documents, including, without limitation, taking whatever action that might be appropriate to ensure that the Company does not take any actions that may impair its ability to make full and timely performance of its obligations to YA Global.

As previously reported by Company in its Current Report on Form 8-K filed with the SEC on January 13, 2009, on January 9, 2009 the Company received a notice and demand letter from YA Global pursuant to which YA Global (i) demanded that the Company assemble all of the pledged property, which includes all of the assets of the Company pledged to YA Global as a first priority security interest under the Transaction Documents (the “Pledged Property”), at the Company’s principal executive offices or on such other premises as YA Global may direct; and (ii) notified the Company that YA Global intends to take possession of the Pledged Property on January 14, 2009.

As previously reported by Company in its Current Report on Form 8-K filed with the SEC on January 15, 2009, on January 15, 2009 the Company entered into a forbearance agreement (the “Agreement”) with YA Global, as amended on February 19, 2009, pursuant to which YA Global agreed to forbear from exercising its rights and remedies under the Transaction Documents arising out of the Existing Defaults for the period (the “Forbearance Period”) commencing on January 15, 2009 and ending upon the occurrence of any of the following events: (i) the Company failure to comply with any terms or conditions set forth in the Agreement, or (ii) any occurrence or existence of any event of default under the Transactions Documents, other than the Existing Defaults. Upon the termination or expiration of the Forbearance Period, the agreement of YA Global to forbear will terminate; the effect of such termination will be to permit YA Global to exercise such rights and remedies immediately, including, but not limited to, the acceleration of repayment by the Company of all of the Obligations.

On June 16, 2009, the Company received a second default letter from YA Global under which YA Global notified the Company that one or more defaults have occurred under the Agreement.  As a result and in accordance with the Agreement, YA Global’s agreement to forbear has terminated and YA Global made a demand upon the Company for payment in full of all Obligations under the Transaction Documents, including, without limitation, all principal, interest, fees, costs and costs of collection (including attorney’s fees).

The Company has been actively and diligently engaging in negotiations with YA Global in order to reach an amicable resolution, including, without limitation, entering into a forbearance, redemption or similar agreement. In addition, the Company has been actively seeking sources of financing in order to redeem the outstanding debt owed to YA Global. Notwithstanding the foregoing, there can be no assurance that the Company will enter into definitive agreements to consummate either of the transactions described above. If the Company is unable to enter into forbearance, redemption or similar agreements with YA Global, the Company may be required to cease operations and/or seek protection from its creditors under the Federal Bankruptcy Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2009, Mr. R. Todd Lazenby resigned as a member of the board of directors of the Company.  There was no disagreement or dispute between Mr. Lazenby and the Company which led to his resignation.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: June 22, 2009	By:	/s/ Michael C. Shores
Michael C. Shores
Chief Executive Officer